Exhibit 10.1
November 28, 2007
Mark Slaven
130 Lakeshore Drive
N. Palm Beach, Florida
Dear Mark:
On behalf of LCC International, Inc. (the “Company”), I am pleased to formally invite you to join our Board of Directors. We expect you will serve a vital role as one of the Company’s “outside” directors. We also expect you will serve on one or more of the Board’s Committees, following the recommendations of the Board’s Nominating & Corporate Governance Committee.
I intend to submit your selection as a candidate for election to the Board of Directors and, subject to the Board’s approval, you will be included in Company’s 2007 Proxy Statement for election as a member of the Board effective at the Company’s 2007 Annual Shareholders’ Meeting currently scheduled for December 21, 2007. The Company’s Directors are elected for one-year term(s) at each Annual Shareholders’ Meeting.
Historically, the Board holds four regular meetings each year and one Annual Meeting immediately following the Annual Shareholders’ Meeting. Although the Annual Meeting has been delayed in 2007, the Annual Meeting is normally held during the third week of May, and the regular meetings are normally scheduled in the third or fourth week following the close of each fiscal quarter.
The Board also holds special meetings as needed during the year to consider matters that demand more immediate attention given the needs of the business.
In consideration of your services, once elected, you will receive the following compensation package:
•	An annual retainer of $30,000 paid in four equal quarterly installments, in arrears, at each regular meeting of the Board.

•	An annual retainer of $2,000 for each Committee that you serve on with an additional $3,000 in the event you serve as Chair of the Committee.

•	A fee of $1,000 for each Board and Board Committee meeting that you attend, together with reimbursement of all reasonable out-of-pocket expenses you incur in connection with your service.

You are also eligible to receive options to purchase shares of the Company’s Class “A” Common Stock under the Company’s Amended and Restated Equity Incentive Plan (the “Plan”). Directors of the Company are eligible to receive an annual grant at each Annual Board Meeting of options to purchase 10,000 shares.
The options are granted at the fair market value of the Company’s Class “A” Common Stock on the date of grant (i.e., the date approved by the Board), which is defined as the closing price reported on NASDAQ on the date prior to the date of grant. The options normally have a three-year vesting schedule with one third vesting on each anniversary of the date of grant. The options are subject to the terms and conditions of the Plan and the form of Non-Qualified Stock Option Agreement adopted by the Board for grants under the Plan.
You will also be entitled to indemnification from the Company for certain claims that you may be subject to in connection with your service to the Company. You will be provided an indemnification agreement in the form adopted by the Board for its members. A copy of the form agreement is attached for your reference. The Company maintains standard D&O Liability coverage that provides coverage for certain risks under the terms of the policy.
You will be subject to the normal SEC and NASDAQ rules applicable to directors of public companies including restrictions on your ability to execute transactions involving Company securities and certain disclosure obligations with respect to your trading activities. The Company has adopted certain policies applicable to its officers and directors, including trading windows and pre-clearance procedures, which will assist in your compliance with these requirements.
Again, we are very pleased to offer you this position and look forward to a long and mutually beneficial relationship. If you wish to accept this offer, please sign this letter in the space provided below and return one fully executed copy to me. This offer is contingent upon final approval by the Board of Directors.
If you have any questions, please feel free to call me.
Best regards,
/s/ Susan Ness
Susan Ness
Chair, Nominating & Corporate Governance Committee
LCC International, Inc.
Board of Directors

ACCEPTED AND AGREED
As of the 28th day of November 2007

/s/ Mark Slaven Mark Slaven